Exhibit 99.1

Tiger Merger Sub Co. Extends Expiration Date to May 19, 2020 for Tender Offers and Consent Solicitations Relating to Tech Data Corporation’s 3.700% Senior Notes due 2022 and 4.950% Senior Notes due 2027

New York, NY, May 5, 2020 – Tiger Merger Sub Co. (the “Offeror”), an affiliate of certain investment funds managed by affiliates of Apollo Global Management, Inc. (together with its consolidated subsidiaries, “Apollo”), announced today that it has further extended the Expiration Date (as defined in the Offer to Purchase (as defined below)) for the previously announced Tender Offers and Consent Solicitations (each as defined below) relating to Tech Data Corporation’s (i) 3.700% Senior Notes due 2022 (the “2022 Notes”) and (ii) 4.950% Senior Notes due 2027 (the “2027 Notes” and, together with the 2022 Notes, the “Notes”). The Expiration Date was previously extended on May 5, 2020. As a result of this further extension, the Expiration Date will now be 5:00 p.m., New York City time, on May 19, 2020 (unless further extended or earlier terminated).

As previously announced, on March 10, 2020, the Offeror launched tender offers to purchase for cash (collectively, the “Tender Offers”) any and all of the outstanding Notes of each series. In connection with the Tender Offers, the Offeror also commenced a solicitation of consents from the holders of each series of Notes (collectively, the “Consent Solicitations”) to amend the Indenture, dated as of January 17, 2017, as supplemented in the case of the 2022 Notes by the Global Security for the 3.700% Senior Note due 2022 and as supplemented in the case of the 2027 Notes by the Global Security for the 4.950% Senior Note due 2027, as further amended or supplemented (the “Indenture”).

The Tender Offers and Consent Solicitations are subject to the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated March 10, 2020, relating thereto (the “Offer to Purchase”). 2022 Notes validly tendered with consents after the Early Tender Date (as defined in the Offer to Purchase) and prior to the Expiration Date will only be eligible to receive the applicable Tender Consideration (as defined in the Offer to Purchase). 2027 Notes validly tendered after the Early Tender Date and prior to the Expiration Date will only be eligible to receive the applicable Tender Consideration (as defined in the Offer to Purchase). As contemplated by the Offer to Purchase, the Offeror is no longer accepting consents with tenders of 2027 Notes and therefore holders of 2027 Notes are no longer required to deliver consents with tenders of 2027 Notes. Any Notes previously tendered or tendered at a future time may no longer be validly withdrawn (except as required by law).

As of 5:00 p.m., New York City time, on May 5, 2020, the previous Expiration Date, the Offeror has been advised by Global Bondholder Services Corporation, the tender agent and information agent for the Tender Offers and Consent Solicitations, that Notes were validly tendered and not withdrawn with respect to (i) $433,346,000 aggregate principal amount of the 2022 Notes, representing approximately 86.67% of the outstanding 2022 Notes, and (ii) $368,823,000 aggregate principal amount of the 2027 Notes, representing approximately 73.76% of the outstanding 2027 Notes.

The Tender Offers and Consent Solicitations are being conducted in connection with the previously announced merger agreement pursuant to which, among other things, Tiger Midco, LLC, the parent of the Offeror, has agreed to acquire Tech Data Corporation (the “Merger”). The Offeror’s obligation to accept and pay for the Notes tendered in each Tender Offer is conditioned upon the substantially concurrent closing of the Merger and the satisfaction or waiver of certain other conditions precedent.

This announcement does not constitute an offer to sell any securities or the solicitation of an offer to purchase any securities. The Tender Offers and Consent Solicitations are being made only pursuant to the Offer to Purchase. The Tender Offers and Consent Solicitations are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Tender Offers and Consent Solicitations to be made by a licensed broker or dealer, the Tender Offers and Consent Solicitations will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Credit Suisse Securities (USA) LLC, Mizuho Securities USA LLC and RBC Capital Markets, LLC are acting as dealer managers and solicitation agents for the Tender Offers and Consent Solicitations. Global Bondholder Services Corporation is acting as the tender agent and information agent for the Tender Offers and Consent Solicitations.

Requests for documentation may be directed to Global Bondholder Services Corporation at (212) 430-3774 (for brokers and banks) or (866) 807-2200 (for all others).

Questions or requests for assistance may be directed to Credit Suisse Securities (USA) LLC at (212) 538-1862, Mizuho Securities USA LLC at (212) 205-7736 or RBC Capital Markets, LLC at (212) 618-7843.

About Apollo

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, San Diego, Houston, Bethesda, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong, Shanghai and Tokyo. Apollo had assets under management of approximately $316 billion as of March 31, 2020 in credit, private equity and real assets funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.apollo.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws. The forward-looking statements include, without limitation, statements concerning the Tender Offers and Consent Solicitations. Forward-looking statements involve risks and uncertainties, including but not limited to economic, competitive, and technological factors outside the Offeror’s or Tech Data Corporation’s control that may cause actual results to differ materially from the forward-looking statements. You should not place undue reliance on forward-looking statements as a prediction of actual results. The Offeror expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

Apollo Contacts:

For investor inquiries regarding Apollo, please contact:

Gary M. Stein

Head of Investor Relations

Apollo Global Management, Inc.

212-822-0467

gstein@apollo.com

For media inquiries please contact:

Joanna Rose

Global Head of Corporate Communications

Apollo Global Management, Inc.

(212) 822-0491

jrose@apollo.com

Charles Zehren

Rubenstein Associates, Inc. for Apollo Global Management, Inc.

(212) 843-8590

czehren@rubenstein.com